Exhibit 99.1

Kreido Biofuels and Eco-Energy
Have Entered Into A Marketing &
Distribution Agreement — June 11, 2007

Camarillo, Calif., June 27, 2007 — Kreido Biofuels, Inc. (OTC BB: KRBF) announced today that it has entered into a marketing and distribution agreement with Eco-Energy, Inc., a leading energy and chemical marketing and trading company. Under the terms of the agreement, Eco-Energy will purchase Kreido Biofuels’ biodiesel output from Wilmington, North Carolina and Argo, Illinois for a minimum of 3 years at current commercial market prices, as well as provide Kreido transportation and logistics services.

“An increasing number of motorists are demanding renewable fuels. With Eco-Energy we have a strong partner who is capable of supporting the distribution of our biodiesel from multiple manufacturing locations,” states Phil Lichtenberger, Kreido’s Senior Vice President. “We will benefit from Eco-Energy’s marketing expertise as we work toward providing the U.S. a sustainable energy source.”

Kreido Biofuels is currently developing biodiesel plants in the U.S. with an anticipated aggregate capacity of 100 MMgy by the end of 2008. Built around the company’s STT® process intensification technology, Kreido’s biodiesel plants are expected to improve the efficiency, quality, and process control of biodiesel production.

“Our focus has been to align ourselves with companies that bring viable technology to the energy marketplace,” states Michael Sams, Eco-Energy’s Business Development Manager. “We are pleased to work with a company like Kreido whose manufacturing methods and technology significantly improve the manufacturing of biodiesel.”

Eco-Energy is a fully integrating marketing company with an experienced sales force, knowledge-based logistics and scheduling department, customer service, and an online computer system that biofuel plants access to streamline all necessary correspondence for daily shipments and transportation transactions.

About Kreido Biofuels
Kreido Biofuels, Inc. has invested $20 million to provide the world renewable energy through its proprietary process intensification technology — the STT® system. The Company is currently developing biodiesel plants in the U.S. that will have an anticipated aggregate nameplate capacity of 100 million gallons per year. Kreido’s plants are built around its STT® 30G biodiesel production unit, a complete pipe-to-pipe biodiesel production system that significantly improves the efficiency, quality, and process control of biodiesel production. Committed to building a sustainable future, Kreido Biofuels’ plants have a smaller footprint and offer feedstock flexibility. The Company plans to license its biodiesel technology internationally and to third-party biodiesel producers in the U.S. Kreido Biofuels is based in Camarillo, California. STT is a registered USPTO trademark of Kreido Biofuels, all rights reserved. For more information about Kreido Biofuels, visit www.kreido.com.

About Eco-Energy
Eco-Energy, Inc. is a leading energy and chemical marketing and trading company with offices in Franklin, TN and Los Angeles, CA. The company was founded in 1992 and has established an excellent reputation serving clients in the petroleum, renewable fuels and chemicals industries. Eco-Energy’s mission is to serve ethanol, bio-fuel, chemical producers and end users. Its goal is to provide producers with reliable outlets at the highest economic values. Its objective with end users is to be dependable, provide supply at competitive market prices and to be creative to meet the customer’s demand schedule and logistics requirements. Eco-Energy specializes in adding value through freight advantages, trade flexibility and creativity. Eco-Energy services the entire United States maintaining storage in strategic locations for local supply and back-up storage. For more information about Eco-Energy, visit
www.eco-energyinc.com.

Contact:

for Kreido Biofuels, Inc.
Public Relations Contact:
DGPR, LLC
Denica Gordon, (323) 253-9337
dgprconsulting@aol.com
Investor Relations Contact:
Integrated Corporate Relations
Ina McGuinness, 310-954-1100
Ina@icrinc.com
jmills@icrinc.com